Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following registration statements on Forms S-8 (File Nos. 333-280300, 333-259218; 333-237630; 333-230212; 333-210653; and 333-189439) of OptimizeRx Corporation and Subsidiaries (the “Company”) of our report dated March 20, 2025, with respect to the consolidated financial statements of the Company as of December 31, 2024 and 2023 and for the years then ended, which is included in this Annual Report on Form 10-K of the Company.

/s/ UHY LLP

Sterling Heights, Michigan
March 20, 2025